FOR IMMEDIATE RELEASE Contact: David Stakun

December 14, 2005 (215) 355-2900

Technitrol Appoints Jeffrey A. Graves

to Board of Directors

PHILADELPHIA -- Technitrol (NYSE: TNL) announced the appointment of Jeffrey A. Graves, Ph.D. to the company's board of directors effective January 1, 2006 for a term to expire in May 2007.

Dr. Graves is President and Chief Executive Officer of C&D Technologies, Inc., a leading producer of systems for power conversion and electrical power storage, including industrial batteries and electronics. He joined C&D from Kemet Corporation, a manufacturer of high-performance capacitor solutions, where he most recently served as Chief Executive Officer. Before Kemet, Dr. Graves served in a number of key leadership capacities in General Electric Company's Power Systems Division and its Corporate Research and Development Center. Previously, he held various engineering and management positions at Rockwell International Corporation and Howmet Corporation.

"We believe Jeff will be a strong addition to our board, bringing valuable strategic and engineering insight acquired through nearly 20 years of experience in the electronics industry," said Technitrol Chairman and Chief Executive Officer James M. Papada, III.

Dr. Graves holds masters and doctoral degrees in metallurgical engineering from the University of Wisconsin -- Madison and a bachelor's degree in the same field from Purdue University.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Cautionary Note: This message contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially. This release should be read in conjunction with the factors set forth in Technitrol's report on Form 10-Q for the quarter ended September 30, 2005 in Item 2 under the caption "Factors that May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

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